Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 22nd day of May, 2017 (the “Effective Date”) by and between Mustang Bio, Inc. (f/k/a Mustang Therapeutics, Inc.), a Delaware corporation with a principal place of business at 2 Gansevoort, 9th Floor, New York, NY 10014 (“Licensee”) and City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“City of Hope” or “COH”). Licensee and COH are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A.           COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the benefit of the public, and COH owns or Controls (as defined below) certain Patent Rights (as defined below) useful in the Field (as defined below);

B.           The inventions covered by the Patent Rights were invented by Dr. Stephen Forman (the “Investigator”) who, as of the Effective Date, is affiliated with COH;

C.           The research may have been sponsored in part by the National Institute of Health, and as a consequence this license is subject to obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable U.S. government regulations;

D.           The research was sponsored in part by a grant from the California Institute for Regenerative Medicine (the “CIRM Grant”), and as a consequence this Agreement is subject to applicable law and other obligations as applicable to exclusive licensees under the CIRM Grant;

E.            Licensee is a company dedicated to the commercial development and exploitation in the Field (as defined below) of products and services that incorporate one or more of the technologies described in the Patent Rights and therefore Licensee desires to obtain from COH a worldwide, exclusive license under the Patent Rights, on the terms and subject to the conditions set forth herein; and

F.            COH and Licensee have entered into that certain Exclusive License Agreement, dated February 17, 2017, whereby COH granted to Licensee certain exclusive rights in certain patent rights related to spacer technology (the “A&R Spacer License”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE 1: DEFINITIONS

1.1           “Affiliate” of a Party means a Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” means (i) the direct or indirect ownership of 50 percent or more of the voting stock or other voting interests or interests in profits, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

1.2           “Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in Los Angeles, California, are authorized or required by law or regulation to close.

1.3           “CAR” means a chimeric antigen receptor.

1.4           “Change of Control” means (i) any transaction or series of related transactions following which the holders of Licensee’s capital stock immediately prior to such transaction or series of related transactions collectively are the owners of less than fifty percent (50%) of the outstanding equity interests of Licensee entitled to (a) vote with respect to the election of directors (or positions having a similar function) or (b) receive the proceeds upon any sale, liquidation or dissolution of Licensee, (ii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s interest in the Licensed Product or Licensed Service or (iii) a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or a material portion of Licensee’s right title, or interest in its assets taken as a whole.

1.5           “COH CAR” means a CAR that is licensed to Licensee by COH pursuant to an applicable license agreement between the Parties, including but not limited to, pursuant to this Agreement.

1.6           “COH Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, COH to Licensee or its designees.

1.7           “COH Spacer Technology” means any spacer, hinge, or linker sequence(s) that is used to connect the extracellular ligand-binding domain to transmembrane and intracellular-signaling domains of an applicable CAR and that is covered by a Valid Claim under the Spacer Patent Rights.

1.8           “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by Licensee, directly or through one or more Sublicensees, in a diligent manner consistent with organizations in the pharmaceutical industry for a comparable development or commercialization program at a similar stage of development or commercialization. In the event that Licensee or a Sublicensee with respect to a given Licensed Product or Licensed Service, has a program or product that competes with the programs contemplated by this Agreement with respect to such Licensed Product or Licensed Service, then “Commercially Reasonable Efforts” shall also mean efforts at least comparable to those efforts and resources expended by Licensee or its Sublicensee on the competing program and/or product or service.

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1.9         “Completion” means, with respect to a particular clinical trial, the earlier of (i) the database lock or freeze related to the completion of treatment or examination of participants in such clinical trial or (ii) the dosing of the first patient in a clinical trial in a subsequent phase (e.g., with respect to a Phase 1 Clinical Trial, the Phase 1 Clinical Trial will be deemed completed in the event a patient is dosed in a Phase 2 Clinical Trial before a database lock in the related Phase 1 Clinical Trial).

1.10       “Confidential Information” means: (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, whether prior to or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; provided that all such information and materials initially disclosed in writing or electronically shall be clearly marked as “CONFIDENTIAL” and all such materials and information initially disclosed orally shall be reduced to writing and marked as “CONFIDENTIAL” within ten (10) days following the date of initial oral disclosure; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement; provided further that Confidential Information shall not include information and materials to the extent a Party can demonstrate through its contemporaneous written records that such information and materials are or have been:

(a)          known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement;

(b)          received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information;

(c)          independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party; or

(d)          released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.11       “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date, of rights sufficient to effect the grant of rights set forth in this Agreement without violating the terms of any agreement with any Third Party.

1.12       “Covers” or “Covered by,” means with reference to a particular Licensed Product or Licensed Service that the manufacture, use, sale, offering for sale, or importation of such Licensed Product or performance of such Licensed Service would, but for ownership of, or a license granted under this Agreement to, the relevant Patent Right, infringe a Valid Claim under the Patent Rights in the country in which the activity occurs.

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1.13       “CTA” means any Investigator-Initiated Clinical Research Support Agreement between Licensee and City of Hope National Medical Center relating to * that is materially consistent with the form set forth in Exhibit A and for which Licensee is paying * percent ( * %) of costs.

1.14       “CTA Inventions” means any patentable inventions, discoveries, and innovations conceived and reduced to practice by Institution Personnel solely relating to * used in connection with the Protocol.

1.15       “Dispute” means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the interpretation, breach, termination, or invalidity thereof.

1.16       “EMA” means the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.17       “European Union” means any of the following countries in the European Union: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia., Slovenia, Spain, Sweden, and the United Kingdom, whether or not the countries identified above remain member states of the European Union.

1.18       “Field” means the treatment and diagnosis of all human diseases.

1.19       “First Commercial Sale” means, with respect to a particular Licensed Product or Licensed Service in a given country, the first arm’s-length commercial sale of such Licensed Product or the first performance of such Licensed Service following Marketing Approval in such country by or under authority of Licensee or any Sublicensee to a Third Party who is not a Sublicensee.

1.20       “FDA” means the United States Food and Drug Administration or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.21       “GAAP” means generally accepted accounting principles, consistently applied, as promulgated from time to time by the Financial Accounting Standards Board.

1.22       “Generic or Biosimilar Product” means, with respect to any Licensed Product in the United States, any product that is eligible for submission and approved for marketing by the FDA as a therapeutic biologic product under Section 351(k) of the Public Health Service Act (and not eligible for submission for marketing approval to the FDA under Section 505(b)(2) or Section 505(j) of the Federal Food, Drug and Cosmetic Act), including an expression construct used in the manufacture of the therapeutic biologic product, where such product is highly similar to the reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity, and potency of the product. With respect to Licensed Product in any country in the Territory other than the United States, a “Generic or Biosimilar Product” means any biologic product that is eligible for submission for approval under a law of a foreign jurisdiction, which is either similar to or a counterpart of the Public Health Service Act (and not eligible for submission for approval under a law of a foreign jurisdiction, which is either similar to or a counterpart of the Federal Food, Drug and Cosmetic Act), including an expression construct used in the manufacture of the therapeutic biologic product, requiring the biologic product to be similar to the reference medicine and not having any meaningful differences from the reference medicine in terms of quality, safety or efficacy.

*Confidential material redacted and filed separately with the Commission.

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1.23       “Institution Personnel” has the meaning set forth in Section 1 of the CTA.

1.24       “Investigator” has the meaning set forth in the Recitals.

1.25       “License Year” means each calendar year during the term of this Agreement; except that the first License Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs.

1.26       “Licensed Product” means a product (including kits, component sets or components thereof, regardless of concentration or formulation) that: (i) is Covered by a Valid Claim under the Patent Rights, (ii) is manufactured by a process or used in a method Covered by a Valid Claim under the Patent Rights, or (iii) contains, as an active ingredient, any substance the manufacture, use, offer for sale or sale of which is Covered by a Valid Claim under the Patent Rights. By way of clarification, “Licensed Product” shall include a product manufactured in a country in which such manufacture is Covered by a Valid Claim under the Patent Rights and thereafter exported to and sold in a country in which no Valid Claim under the Patent Rights exists.

1.27       “Licensed Service” means any service the performance of which would, but for the license granted herein, infringe a Valid Claim under the Patent Rights.

1.28       “Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to COH or its designees.

1.29       “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local Regulatory Authority, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products or performance of Licensed Services in a country or regulatory jurisdiction.

1.30       “Net Sales” means the total gross amount invoiced by Licensee, its Affiliates and its Sublicensees (regardless of whether and when such invoices are actually paid) on the sale of Licensed Products and Licensed Services to Third Parties (including, without limitation, the provision of any product by Licensee, its Affiliates or any of its Sublicensee that incorporates a Licensed Product or Licensed Service but for clarity excluding documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee, its Affiliates or its Sublicensees:

(a)          insurance, handling and transportation charges actually invoiced;

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(b)          amounts repaid, credited or allowed for rejection, return or recall;

(c)          sales or other excise taxes or other governmental charges levied on or measured by the invoiced amount (including, without limitation, value added taxes);

(d)          brokerage, customs and import duties or charges; and

(e)          normal and customary trade and quantity discounts (including chargebacks and allowances) and rebates which relate to the Licensed Products or Licensed Services.

Sales of Licensed Products between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Net Sales for purposes of this Section 1.30.

1.31       “Patent Rights” means: (i) Patent Cooperation Treaty (PCT) application no. PCT/ * ; (ii) patents, patent applications, continuation and divisional applications and foreign equivalents that claim the same invention(s) and priority date as the foregoing; (iii) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (iv) Letters Patent or the equivalent issued on any of the foregoing applications throughout the world; (v) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing; and (vi) subject to Section 8.2.4, the CTA Inventions. Notwithstanding the foregoing, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the parties to this Agreement.

1.32       “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.33       “Phase 1 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a clinical study in a small group of people for the first time to evaluate its safety, determine a safe dosage range, and identify side effects in patients as described in 21 C.F.R. § 312.21(a); or a similar clinical study in a country other than the United States.

1.34       “Phase 2 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product in patients for the indication(s) being studied as described in 21 C.F.R. § 312.21(b); or a similar clinical study in a country other than the United States.

*Confidential material redacted and filed separately with the Commission.

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1.35       “Phase 3 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a lawful study in humans of the efficacy and safety of such Licensed Product or Licensed Service, which is prospectively designed to demonstrate statistically whether such Licensed Product or Licensed Service is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Marketing Approval to market and sell that Licensed Product or Licensed Service in the United States or another country for the indication being investigated by the study, as described in 21 C.F.R. § 312.21(c); or similar clinical study in a country other than the United States.

1.36       “Protocol” has the meaning set forth in Section 1 of the CTA.

1.37       “Regulatory Authority” means, with respect to any country or jurisdiction, any court, agency, department, authority or other instrumentality of any international, multinational or supra-national, national, regional, province, state, county, city or other political subdivision having responsibility for granting Marketing Approvals in such country or jurisdiction, including the FDA in the United States and the EMA in the European Union.

1.38       “Regulatory Exclusivity” means any period of regulatory data protection or market exclusivity or similar regulatory protection afforded by the Regulatory Authorities in a jurisdiction, including any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10 of Directive 2001/EC/83 (as amended), and all international equivalents, and any exclusivity afforded by restrictions on the granting by a Regulatory Authority of Marketing Approval to market a generic product.

1.39       “Spacer Patent Rights” means: (i) Patent Cooperation Treaty (PCT) application no. PCT/ * ; (ii) US patent application no. * ; (iii) patents, patent applications, continuation and divisional applications and foreign equivalents that claim the same invention(s) and priority date as the foregoing; (iv) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (v) Letters Patent or the equivalent issued on any of the foregoing applications throughout the world; (vi) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing; and (vii) any claim in a patent or patent application licensed to Licensee by COH pursuant to an applicable license agreement that claims (a) a COH CAR, and (b) the spacer, hinge, or linker sequence(s) that is used to connect the extracellular ligand-binding domain to transmembrane and intracellular-signaling domains of such COH CAR covered by a Valid Claim of any of the foregoing (i)-(vii). Notwithstanding the foregoing, “Spacer Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the parties to this Agreement.

1.40       “Study Data” means all results, data, analyses, reports, and other documentation relating to * resulting from, or generated in the course of or with respect to, the performance of the Protocol.

*Confidential material redacted and filed separately with the Commission.

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1.41       “Sublicensee” means any Affiliate of Licensee or Third Party which enters into an agreement with Licensee involving the grant to such Affiliate or Third Party of any rights under the license granted to Licensee pursuant to this Agreement.

1.42       “Sublicense Revenues” means all consideration, in whatever form, due from a Sublicensee in return for the grant of a sublicense of Licensee’s rights hereunder, excluding consideration in the form of: (i) royalties received by Licensee and calculated wholly as a function of sales of Licensed Products or Licensed Services, (ii) payments or reimbursement for documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead), (iii) payment or reimbursement of reasonable patent expenses actually incurred or paid by Licensee and not otherwise reimbursed, or payment of patent expenses required to by paid by Licensee hereunder, (iv) payments for the purchase of equity in Licensee at the fair market value of such equity, and (v) payments recognized as Net Sales under this Agreement for which a royalty is payable to COH. By way of clarification, the principal amount of any loan or other extension of credit provided to Licensee or an Affiliate of Licensee in connection with the grant of a sublicense by Licensee that is other than an arm’s-length credit relationship shall be deemed to constitute “Sublicense Revenues.

1.43       “Territory” means the entire world.

1.44       “Third Party” means a Person that is neither a Party to this Agreement nor an Affiliate of a Party.

1.45       “Valid Claim” means a claim of a pending patent application or an issued and unexpired patent included in, as applicable, the Patent Rights or the Spacer Patent Rights, in a particular jurisdiction, which claim has not, in such jurisdiction been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right.

ARTICLE 2: DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1         Development and Commercialization Responsibilities. Licensee shall have the sole right and responsibility for, and control over, all of its development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products and Licensed Services in the Field.

2.2         Licensee Diligence. Licensee shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products and Licensed Services in the Field, directly or through one or more Sublicensees. Without limiting the foregoing, if Licensee, directly or through one or Sublicensees, fails to accomplish any one of the “Diligence Milestones” set forth in this Section 2.2 by the date specified (each a “Deadline Date”) corresponding to such Diligence Milestone, COH shall have the right, on notice to Licensee, to terminate this Agreement.

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“Deadline Date”	“Diligence Milestone”

1. * ( * ) years from the Effective Date	Licensee to initiate * (with COH listed as the principal institution for such * ). Licensee may extend this Deadline Date for up to * ( * ) additional * ( * ) month periods upon payment of $ * to COH for each * ( * ) month period.

2. * ( * ) years from the Effective Date	Licensee to initiate * (COH, at its option, shall be listed as a co-principal institution; provided however that COH and Licensee shall discuss in good faith COH’s right to be listed as a co-principal institution and the first institution to dose a patient for such * ). Licensee may extend this Deadline Date for up to * ( * ) additional * ( * ) month periods upon payment of $ * to COH for each * ( * ) month period.

2.3         Governance. COH and Licensee shall each designate one individual to serve as the main point of contact for communications related to development and commercialization of Licensed Products and Licensed Services under this Agreement (each a “Designated Representative”). The initial Designated Representative of COH shall be George Megaw and the initial Designated Representative of Licensee shall be Michael S. Weiss. Each Party may replace its Designated Representative at any time upon prior notice to the other Party. Licensee shall keep COH reasonably informed as to progress in the development and commercialization of Licensed Products and Licensed Services. Without limiting the foregoing, on or before January 15 and July 15 of each year during the term of this Agreement, Licensee shall provide to COH a written report setting forth, in reasonable detail, its activities and achievements with respect to the development and commercialization of Licensed Products and Licensed Services during the preceding six months (the “Semi-Annual Report”). Each Semi-Annual Report shall also include the COH reference number, * . The Designated Representatives shall meet in person twice each calendar year to present and discuss the current Semi-Annual Report at such location and date as mutually agreed. Each Party shall be responsible for all expenses incurred by its Designated Representative in the participation in such annual meetings. A copy of each Semi-Annual Report shall be provided, in addition to the persons set forth in Section 14.7, to: The Office of Technology Licensing, email: licensing@coh.org.

2.4         Clinical Trial Agreements. Prior to the * ( * ) anniversary of the Effective Date, COH and Licensee shall enter into a CTA(s) that is materially consistent with the form set forth in Exhibit A.

*Confidential material redacted and filed separately with the Commission.

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ARTICLE 3: LICENSE GRANTS

3.1         Grant of Rights.

3.1.1       Exclusive Patent License. COH hereby grants to Licensee an exclusive royalty-bearing right and license under the Patent Rights to make, have made, use, offer for sale, sell and import Licensed Products and to perform Licensed Services, in the Field, in the Territory; provided, however, the foregoing license does not include any right or license under any patent claim of the Patent Rights that includes a limitation directed toward the COH Spacer Technology. The Parties acknowledge and agree that Licensee is granted rights to practice such COH Spacer Technology pursuant to the A&R Spacer License.

3.1.2       Exclusive Study Data License. Subject to Section 8.2.4, COH hereby grants to Licensee an exclusive right and license under the Study Data to make, have made, use, offer for sale, sell and import Licensed Products and to perform Licensed Services, in the Field, in the Territory.

3.2         The foregoing grant of rights shall be subject to: (1) the retained rights of the U.S. Government in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and applicable U.S. government regulations, (ii) the royalty-free right of COH and its Affiliates to practice the Patent Rights and the Study Data for educational and research uses, (iii) the right of COH and its Affiliates to publicly disclose research results including, to the extent applicable, as specified in the Research Agreement, and (iv) the right of COH and its Affiliates to allow other non-profit institutions to use the Patent Rights and the Study Data for the same purposes as (ii) and (iii).

3.3         No Implied Licenses. Licensee acknowledges that the licenses granted in this Agreement are limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Patent Rights, the Study Data, and other intellectual property rights Controlled by COH are expressly reserved to COH.

3.4         Sublicensing. Licensee shall have the right to sublicense its rights hereunder without the consent of COH, effective on notice to COH. The terms and conditions of each sublicense of Licensee’s rights hereunder shall be consistent with this Agreement. A true and complete copy of each sublicense of Licensee’s rights hereunder, as well as any amendment thereto, shall be delivered to COH promptly following the effective date of each such sublicense or amendment.

3.5         Effect of Termination on Sublicenses.

3.5.1       In the event that this Agreement terminates at any time for any reason, each sublicense validly granted hereunder which is in good standing as of the effective date of such termination shall continue in effect as a direct license between COH (as licensor) and Sublicensee (as licensee), provided that: (i) such sublicense, as determined by COH in its reasonable and good faith discretion, contains or imposes on COH no material obligation or liability additional to those set forth in this Agreement, (ii) the Sublicensee delivers to COH, within thirty (30) days of the effective date of the termination of this Agreement, written acknowledgement that all payment and other obligations previously payable to Licensee under such sublicense shall thereafter be payable and due, and be paid directly to COH, and (iii) such Sublicensee (including its employees and contractors) is not at such time debarred or excluded or otherwise ineligible for participation in federally funded programs. All other sublicenses in existence as of the effective date of the termination of this Agreement which fail to satisfy the foregoing conditions shall, upon such termination, terminate.

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3.5.2       Further and in addition to the requirements of Section 3.5.1, above, the conversion of a sublicense into a direct license between COH (as licensor) and Sublicensee (as licensee) upon termination of this Agreement shall require that either [A] or [B] (but not both), below, be satisfied:

[A]         On the effective date of the termination of this Agreement:

(i)          the Sublicensee is not a party to a proceeding in bankruptcy or insolvency filed by or against such Sublicensee, has not made a general assignment for the benefit of its creditors, and is not in litigation with COH or any Affiliate of COH, and

(ii)         (1) the effective royalty rate payable on Sublicensee’s Net Sales of Licensed Products and Licensed Services, (2) the aggregate of other non-sale/royalty-based consideration due from Sublicensee, and (3) the other material terms and conditions of the sublicense are materially no less favorable to COH than the corresponding terms (excluding the stock grant due pursuant to Section 43, below) of this Agreement, or

[B] the terms and conditions of the sublicense had been approved by COH prior to its having been entered into by Licensee and the Sublicensee, such approval having been considered by COH expeditiously and not conditioned on the payment by Licensee of any additional consideration.

3.6         Documentation of Licensed Services. Licensee and its Sublicensees shall provide Licensed Services only pursuant to one or more written agreements which set forth, in reasonable detail, all consideration due to Licensee for the provision of such services. Licensee shall provide a true and complete copy of each such agreement to COH promptly following the effective date of such agreement.

ARTICLE 4: PAYMENTS

4.1         Up-Front Payment. In consideration for the license to the Patent Rights, Licensee shall pay to COH a one-time non-refundable license fee of $ * within * ( * ) days after the Effective Date.

4.2         License Maintenance Fee. On or before the tenth Business Day after the end of each License Year (excluding the first License Year ending December 31, 2017), Licensee shall pay to COH a non-refundable license maintenance fee of $ * . The license maintenance fee paid in a given License Year shall be applied as credit against royalties otherwise due to COH pursuant to Section 4.4, below, during the License Year in which payment was made but may not be carried over and applied as credit against royalties due in subsequent years.

*Confidential material redacted and filed separately with the Commission.

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4.3         Milestone Payments. Within * ( * ) days after the occurrence of each “Milestone Event” set forth below, Licensee shall pay COH or its designee the amount indicated below:

Milestone Event	Amount Due

#1. Upon the * .	$	*
#2. Upon * .	$	*
#3. Upon * .	$	*
#4. Upon the * .	$	*
#5. Upon * .	$	*
#6. Upon the * .	$	*
#7. Upon * .	$	*
#8. Upon * .	$	*
#9. Upon * .	$	*
#10. Upon * .	$	*

In the event that * is received prior to the satisfaction of any prior * Event, then Licensee shall also pay the amount due for occurrence of all prior * Events not previously paid upon receiving such * (e.g., if * is received prior to * , Licensee shall pay COH $ * ). The Parties agree that in the event that a clinical trial is conducted and is characterized as a * , then upon commencement of such trial, Licensee shall simultaneously pay the amounts due for occurrence of * , and upon * shall be paid (e.g * , Licensee shall pay to COH $ * upon commencement of such trial and $ * upon Completion of such trial). For clarity, each payment above shall be made only once, regardless of the number of Licensed Products or Licensed Services achieving each * Event.

*Confidential material redacted and filed separately with the Commission.

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4.4         Royalties.

4.4.1       Base Royalties.

(a)          Subject to Sections 4.4.2-4.4.5, and 4.5 below, Licensee shall pay to COH or its designee royalties in an amount equal to (i) * percent of Net Sales of Licensed Products up to $ * ; (ii) * percent of Net Sales of Licensed Products of $ * up to and including $ * ; and (iii) * percent of Net Sales of Licensed Products that exceed $ * .

(b)          Subject to Sections 4.4.2-4.4.5, and 4.5 below, Licensee shall pay to COH or its designee royalties in an amount equal to (i) * percent of Net Sales of Licensed Services up to $ * ; (ii) * percent of Net Sales of Licensed Services of $ * up to and including $ * ; and (iii) * percent of Net Sales of Licensed Services that exceed $ * .

4.4.2       Royalty Reduction Upon Loss of Patent Coverage or Regulatory Exclusivity. On a country-by-country, Licensed Product-by-Licensed Product, and Licensed Service-by-Licensed Service basis, the royalty rate payable under Section 4.4.1 on sales of such Licensed Product or performance of such Licensed Service in such country shall be reduced by * percent ( * %) during any period when: (i) a particular Licensed Product or Licensed Service is not Covered by a Valid Claim of the Patent Rights in a country in which such Licensed Product is sold or Licensed Service is performed, and (ii) a particular Licensed Product or Licensed Service is not covered by a Regulatory Exclusivity in a country in which such Licensed Product is sold or Licensed Service is performed.

4.4.3       Royalty Reduction Upon Launch Of Generic or Biosimilar Product. Notwithstanding anything to the contrary, if a Generic or Biosimilar Product corresponding to a Licensed Product or Licensed Service is launched in a particular country, then the royalty rates set forth in Section 4.4.1, as may be adjusted by Section 4.4.2, applicable to a particular Licensed Product or Licensed Service and a particular country will be reduced in accordance with the table below (each such reduction, a “Reduction in Royalty”). For purposes of the table below, the “Percentage Reduction of Net Sales” for any particular calendar quarter means the quotient (expressed as a percentage) obtained by dividing (A) the difference obtained by subtracting the Net Sales of the Licensed Product or Licensed Service in such country for such applicable calendar quarter from the Net Sales of the Licensed Product or Licensed Service in such country for the calendar quarter immediately prior to the calendar quarter in which the first commercial sale of the Generic or Biosimilar Product in such country occurred by (B) the Net Sales of the Licensed Product or Licensed Service in such country for the calendar quarter prior to the calendar quarter in which the first commercial sale of the Generic or Biosimilar Product in such country occurred. Once the applicable Percentage Reduction of Net Sales set forth in the table below has been attained for a particular country for a calendar quarter, the corresponding Reduction in Royalty set forth in the table below shall remain in place unless there is an additional Reduction in Royalty. Once a country experiences a * percent ( * %) or greater Percentage Reduction of Net Sales for any given Licensed Product or Licensed Service, then Licensee shall have no further obligations to make any further payments to COH with regards to any Net Sales of such Licensed Product or Licensed Service in such country.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

Percentage Reduction of Net Sales	Reduction in Royalty
Less than * %	*
Greater than or equal to * % but less than * %	* %
Greater than or equal to *%	* % (i.e., the royalty shall be * for the applicable Licensed Product or Licensed Service in the applicable country)

4.4.4       Minimum Annual Royalty. Beginning in the calendar year of Marketing Approval in any jurisdiction of the first Licensed Product or Licensed Service by Licensee or Sublicensees and if the total earned royalties paid by Licensee under Section 4.4.1, as adjusted by Sections 4.4.2, 4.4.3, and 4.5, in any such year cumulatively amounts to less than $ * for that calendar year (“Minimum Annual Royalty”), Licensee shall pay to COH on or before February 28 following the last quarter of such year the difference between the Minimum Annual Royalty and the total earned royalty paid by Licensee for such year under Section 4.4.1, as adjusted by Sections 4.4.2, 4.4.3, and 4.5; provided, however, that for the first year of commercial sales of the first Licensed Product or Licensed Services, the amount of Minimum Annual Royalty payable shall be pro-rated for the number of months remaining in that calendar year.

4.4.5       Royalty Term. Licensee’s payment obligations under Section 4.4.1 (as adjusted by Sections 4.4.2, 4.4.3, and 4.5) shall expire, on a country-by-county, Licensed Product-by-Licensed Product basis, and Licensed Service-by-Licensed Service basis, on the later of (i) the last date on which there exists a Valid Claim of the Patent Rights Covering such Licensed Product or such Licensed Service in such country or (ii) the * ( * ) anniversary of the First Commercial Sale of such Licensed Product or such Licensed Service in such country (the “Royalty Expiration Date”).

4.5         Royalty Offsets.

4.5.1       Third Parties. If, in Licensee’s reasonable business judgment it is necessary to pay to a Third Party other than a Sublicensee consideration (whether in the form of a royalty or otherwise) for the right to make, have made, use, sell, offer for sale or import a Licensed Product or Licensed Service in a given jurisdiction, and if the aggregate royalty rates of any and all royalties payable to such Third Party licensors when combined with the royalty rate payable to COH exceeds * percent ( * %) in the case of Net Sales of Licensed Products or Licensed Services, then Licensee shall have the right with respect to any period for which royalties are due (i.e., a calendar quarter or calendar year) to set off * percent ( * %) of the aggregate royalties otherwise payable with respect to such period and such jurisdiction to such Third Party licensors against royalties that would otherwise be due to COH hereunder with respect to such period and jurisdiction; provided, however, that under no circumstances shall the royalty offsets permitted in this Section 4.5 result in the reduction of the effective adjusted royalty rate and the royalty amount otherwise due to COH in any period for which payment is due and in any jurisdiction pursuant to Section 4.4, above, by more than * percent ( * %) (e.g., minimum effective adjusted royalty rate for Licensed Product or Licensed Services sales up to $ * shall be * percent).

*Confidential material redacted and filed separately with the Commission.

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4.5.2       A&R Spacer License. In the event that royalties are due to COH by Licensee pursuant to Section 4.7(b) of the A&R Spacer License, then Licensee may set off such royalties payable to COH against the royalties payable to COH by Licensee pursuant to Section 4.4.1 of this Agreement.

4.6         Sublicense Revenues. Licensee shall pay to COH a percentage of all Sublicense Revenues within * ( * ) days after payment is received from the relevant Sublicensee, determined as follows:

(a)           * percent ( * %) of Sublicense Revenues if the Sublicense is granted prior to the Completion of a * ,

(b)           * percent ( * %) of all Sublicense Revenues if the Sublicense is granted prior to the Completion of a * ,

(c)           * percent ( * %) of all Sublicense Revenues if the Sublicense is granted prior to the Completion of a * , and

(d)           * percent ( * %) of all Sublicense Revenues if the Sublicense is granted after Completion a * .

If Sublicense Revenues are not in cash or cash equivalents, the percentage share payable to COH pursuant to this Section 4.6 shall be due, in COH’s sole discretion, either in kind or in its cash equivalent.

4.7         Timing of Royalty Payments. Royalty payments due under Section 4.4, above, shall be paid annually within * ( * ) days following the end of each License Year until the first License Year in which aggregate Net Sales reach $ * . Thereafter, all royalty payments due under Section 4.4 shall be paid in quarterly installments, within * ( * ) days following the end of each calendar quarter.

4.8         No Deductions from Payments. Licensee is solely responsible for payment of any fee, royalty or other payment due to any Third Party not a Sublicensee in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product or Licensed Service and, except as set forth in Section 4.5, above, Licensee shall not have the right to set off any amounts paid to such a Third Party, including fee, royalty or other payment, against any amount payable to COH hereunder.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

4.9         Single Royalty. Only a single royalty payment shall be due and payable on Net Sales of a Licensed Product or performance of a Licensed Service, regardless if such Licensed Product or Licensed Service is Covered by more than one Valid Claim under the Patent Rights.

ARTICLE 5: REPORTS, AUDITS AND FINANCIAL TERMS

5.1         Royalty Reports. Within * ( * ) days after the end of each calendar quarter in which a royalty payment under Article 4 is required to be made, Licensee shall send to COH a report of Net Sales of the Licensed Products and Licensed Services for which a royalty is due, which report sets forth for such calendar quarter the following information, on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis: (i) total Net Sales, (ii) total gross sales of Licensed Products and Licensed Services, (iii) the quantity of each Licensed Products sold and Licensed Services performed, (iv) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due. All royalty reports shall also include the COH reference number, * . A copy of each royalty report shall be provided, in addition to the persons set forth in Section 14.7, to: The Office of Technology Licensing, email: otl-royalties@coh.org.

5.2         Additional Financial Terms.

5.2.1       Currency. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters, Ltd. on the last Business Day of the calendar quarter for which such payment is being determined.

5.2.2       Payment Method. Amounts due under this Agreement shall be paid in immediately available funds, by means of wire transfer to an account identified by COH.

5.2.3       Withholding of Taxes. Licensee may withhold from payments due to COH amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Licensee shall provide to COH all relevant documents and correspondence, and shall also provide to COH any other cooperation or assistance on a reasonable basis as may be necessary to enable COH to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. Licensee shall give COH proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under federal and state tax laws and any double taxation or other similar treaty or agreement from time to time in force.

5.2.4       Late Payments. Any amounts not paid on or before the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to * percentage point ( * %) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

5.2.5       Blocked Currency. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold or Licensed Service provided, payment shall be made through such lawful means or methods as Licensee may determine. When in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments, Licensee shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect. As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited but for the prohibition, together with accrued interested thereon, shall promptly be transmitted to COH.

5.3         Accounts and Audit.

5.3.1       Records. Licensee shall keep, and shall require that each Sublicensee keep, full, true and accurate books of account containing the particulars of its Net Sales and the calculation of royalties. Licensee and its Sublicensees shall each keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section 5.3.1 for * ( * ) calendar years after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.

5.3.2       Appointment of Auditor. COH may appoint an internationally-recognized independent accounting firm reasonably acceptable to Licensee to inspect the relevant books of account of Licensee and its Sublicensees to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Licensee or its Sublicensees.

5.3.3       Procedures for Audit. COH may exercise its right to have Licensee’s and its Sublicensees’ relevant records examined only during the * ( * ) year period during which Licensee is required to maintain records, no more than once in any consecutive * ( * ) calendar quarters. Licensee and its Sublicensees are required to make records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least * ( * ) days advance notice from COH.

5.3.4       Audit Report. The independent accountant will be instructed to provide to COH an audit report containing only its conclusions and methodology regarding the audit, and specifying whether the amounts paid were correct and, if incorrect, the amount of any underpayment or overpayment.

*Confidential material redacted and filed separately with the Commission.

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5.3.5       Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by Licensee for all of the periods covered by such auditor’s report, then Licensee shall pay to COH the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment for such periods, then COH shall provide to Licensee a credit against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then COH shall pay to Licensee the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 12. If the total amount of any such underpayment (as agreed to by Licensee or as determined under Article 12) exceeds * percent of the amount previously paid by Licensee for the period subject to audit, then Licensee shall pay the reasonable costs for the audit. Otherwise, all costs of the audit shall be paid by COH.

ARTICLE 6: LICENSEE COVENANTS

6.1         Licensee covenants and agrees that:

6.1.1       During the period commencing on the Effective Date and ending on the * ( * ) anniversary of the Effective Date, both Dr. Lindsay A. Rosenwald and Michael S. Weiss will hold senior management positions of Licensee; provided, that, in the event of a Change of Control of Licensee, subsequent to such Change of Control, in the event that either Dr. Lindsay A. Rosenwald or Michael S. Weiss no longer holds a senior management position of Licensee both individuals must remain materially involved with the oversight and management of the development of Licensed Products during such period; provided further that in the event of the death of either of Dr. Rosenwald or Mr. Weiss, Licensee will be excused from observing this Section 6.1.1 with regard to the decedent;

6.1.2       in conducting activities contemplated under this Agreement, it shall comply in all material respects with all applicable laws and regulations including, without limitation, those related to the manufacture, use, labeling importation and marketing of Licensed Products and Licensed Services; and

6.1.3       without limiting the foregoing and notwithstanding any other provision in this Agreement, Licensee acknowledges and agrees that it is an exclusive Licensee under this Agreement and agrees (i) to be subject to all laws and other obligations applicable to the CIRM Grant as they apply to an exclusive Licensee, including diligence, reporting, access and pricing requirements, and (ii) to assist COH as necessary to ensure COH remains in compliance with any laws and other obligations applicable to the CIRM Grant.

ARTICLE 7: INTELLECTUAL PROPERTY; PATENT PROSECUTION,
MAINTENANCE AND ENFORCEMENT.

7.1         Patent Prosecution, Maintenance and Enforcement.

7.1.1       COH shall be responsible for the preparation, filing, prosecution, and maintenance of all Patent Rights, using counsel of its choice. COH will timely provide Licensee with copies of all relevant documentation relating to such prosecution and Licensee shall keep such information confidential. In addition, COH shall instruct the patent counsel prosecuting Patent Rights to (i) copy Licensee on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office (“USPTO”) and foreign equivalent, as applicable; (ii) if requested by Licensee, provide Licensee with copies of draft submissions to the USPTO prior to filing; and (iii) give reasonable consideration to the comments and requests of Licensee or its patent counsel, provided that (a) COH reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents; and (b) the patent counsel remains counsel to COH (and shall not jointly represent Licensee unless requested by Licensee and approved by COH, and an appropriate engagement letter and conflict waiver are in effect). All patents and patent applications in Patent Rights, to the extent assignable in whole or in part to COH, shall be assigned to COH.

*Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL

7.1.2       COB will not unreasonably refuse to amend any patent application in Patent Rights to include claims reasonably requested by Licensee to protect the products contemplated to be sold by Licensee under this Agreement. If Licensee informs COH of other countries or jurisdictions in which it wishes to obtain patent protection with respect to the Patent Rights, COH shall prepare, file, prosecute and maintain patent applications in such countries and any patents resulting therefrom (and, for the avoidance of doubt, such patent applications and patents shall be deemed included in the Patent Rights). On a country by country and patent by patent basis, Licensee may elect to surrender any patent or patent application in Patent Rights in any country upon * ( * ) days advance written notice to COH. Such notice shall relieve Licensee from the obligation to pay for future patent costs but shall not relieve Licensee from responsibility to pay patent costs incurred prior to the expiration of the * ( * ) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Licensee shall have no further rights therein and COH shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7.1.3       Each Party shall promptly provide written notice to the other in the event it becomes aware of any actual or probable infringement of any of the Patent Rights in or relevant to the Field or of any Third Party claim regarding the enforceability or validity of any Patent Rights (“Infringement Notice”). Licensee shall, in cooperation with COH, use reasonable efforts to terminate infringement without litigation.

7.1.4       If infringing activity has not been abated within * ( * ) days following the date the Infringement Notice takes effect, then Licensee may, following consultation with COB, in its sole discretion and at its sole expense, take action against any alleged infringer or in defense of such any claim, provided, that, Licensee has exclusive rights under this Agreement. Any recovery obtained by Licensee as the result of legal proceedings initiated and paid for by Licensee pursuant to this subsection (d), after deduction of Licensee’s reasonable out-of-pocket expenses incurred in securing such recovery, shall be deemed to be Net Sales of Licensed Products and/or Licensed Services in the calendar quarter in which such recovery was received and royalties shall be due and payable thereon accordingly.

*Confidential material redacted and filed separately with the Commission.

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7.1.5       If COH is involuntarily joined in a suit initiated by Licensee, then the Licensee will pay any costs incurred by COH arising out of such suit, including but not limited to, reasonable legal fees of counsel that COH selects and retains to represent it in the suit.

7.1.6       In the event that Licensee declines either to cause such infringement to cease (e.g., by settlement or injunction) or to initiate and thereafter diligently maintain legal proceedings against the infringer other than as part of a mutually agreed upon bona fide strategy, developed with the guidance of outside patent counsel, to preserve the Patent Rights, COH may, in its sole discretion and at its sole expense, take action against such alleged infringer or in defense of any such Third Party claim. Any recovery obtained by COH as the result of any such legal proceedings shall be for the benefit of COH only.

7.2         Trademarks. Licensee shall be responsible for the selection, registration, maintenance, and defense of all trademarks for use in connection with the sale or marketing of Licensed Products and Licensed Services in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. All uses of the Marks by Licensee or a Sublicensee shall comply in all material respects with all applicable laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Licensee shall not, without COH’s prior written consent, use any trademarks or house marks of COH (including the COH corporate name), or marks confusingly similar thereto, in connection with Licensee commercialization of Licensed Products or Licensed Services under this Agreement in any promotional materials or applications or in any manner implying an endorsement by COH of Licensee or the Licensed Products or Licensed Services. Licensee shall own all Marks.

7.3         Challenge to the Patent Rights by Licensee.

7.3.1       COH may terminate this Agreement and, notwithstanding Section 3.4, above, all Sublicenses issued hereunder, upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge. “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Patent Rights, filing a request for or pursuing a re-examination of any of the Patent Rights (other than with COH’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by COH against Licensee, its Affiliates or Sublicensees. In lieu of exercising its rights to terminate under this Section 7.3.1, COH may elect upon written notice to increase the payments due under all of Section 4 by * percent ( * %), which election will be effective retroactively to the date of the commencement of the Patent Challenge. Licensee acknowledges and agrees that this Section 7.3.1 is reasonable, valid and necessary for the adequate protection of COH’s interest in and to the Patent Rights, and that would not have granted to Licensee the licenses under those Patent Rights, without this Section 7.3.1.

*Confidential material redacted and filed separately with the Commission.

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7.3.2       Payment of COH Patent Expenses.

(a)          The Parties acknowledge that, prior to the Effective Date, COH incurred historic expenses with respect to the drafting, prosecution and maintenance of the Patent Rights. In consideration of such historic expenditures by COH, Licensee shall reimburse COH $ * in full reimbursement for such expenses. Licensee shall pay such expenses within * ( * ) days of the Effective Date.

(b)          After the Effective Date, COH shall provide to Licensee an annual invoice and reasonably detailed documentation with respect to COH’s out-of-pocket expenses incurred with respect to such prosecution and maintenance for the previous License Year. Licensee shall reimburse COH for * percent ( * %) of such expenses within * ( * ) days after receipt of such invoice and documentation.

7.4         Marking. Licensee and its Sublicensees shall mark all Licensed Products and all materials related to Licensed Services in such a matter as to conform with the patent laws of the country to which such Licensed Products are shipped or in which such products are sold and such Licensed Services performed.

ARTICLE 8: TERM AND TERMINATION

8.1         Term and Expiration of Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, notwithstanding any other provision of this Agreement, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, this Agreement shall expire on a country-by-country basis, a Licensed Product-by-Licensed Product basis, and a Licensed Service-by-Licensed Service basis, on the applicable Royalty Expiration Date for each Licensed Product or each Licensed Service in each country (such expiry of the Term for a particular Licensed Product or a particular Licensed Service in a particular country hereinafter referred to as “Expiration” of this Agreement with respect to such Licensed Product or such Licensed Service in such country).

8.2         Termination.

8.2.1       Material Breach. Either Party may terminate this Agreement prior to its Expiration for any material breach by the other Party, provided, that, the Party seeking to terminate shall have first given the breaching Party notice of such material breach with reasonable particulars of the material breach, and the Party receiving the notice of the material breach shall have failed to cure that material breach within * ( * ) days after the date of receipt of such notice.

*Confidential material redacted and filed separately with the Commission.

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8.2.2       Bankruptcy. COH shall have the right to terminate this Agreement prior to its Expiration upon notice to Licensee, in the event that: (i) Licensee seeks protection of any bankruptcy or insolvency law other than with the prior consent of COH, or (ii) a proceeding in bankruptcy or insolvency is filed by or against Licensee and not withdrawn, removed or vacated within * and twenty ( * ) days of such filing, or there is adjudication by a court of competent jurisdiction that Licensee is bankrupt or insolvent.

8.2.3       Termination at Will by Licensee. Licensee shall have the right to terminate this Agreement prior to its Expiration upon notice to COH without cause, effective no fewer than * ( * ) days following the date of such notice.

8.2.4       Breach-Based Termination of CTA. Licensee and COH hereby acknowledge and agree that in the event that COH terminates the CTA pursuant to Section 11(a) or Section 4(b) of the CTA, Licensee’s rights to the CTA Inventions and the Study Data under this Agreement shall automatically terminate as of the effective date of termination of the CTA; provided, that in the event of any such termination of the CTA by COH, Licensee shall provide written notice to COH within * ( * ) days of such termination.

8.3         Effect of Termination.

8.3.1       Upon any termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), all rights and licenses granted to Licensee under Article 4, if any, shall immediately terminate on and as of the effective date of termination as provided in Section 8.2, except that Licensee shall have the right to continue to sell Licensed Products manufactured prior to the effective date of such termination until the sooner of: (i) * ( * ) days after the effective date of termination, or (ii) the exhaustion of Licensee’s inventory of Licensed Products.

8.3.2       Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration):

(a)          Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder.

(b)          Licensee shall discontinue making any representation regarding its status as a licensee of COH for Licensed Products and Licensed Services. Subject to Section 8.3.1, above, Licensee shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products and Licensed Services.

8.3.3       Termination of this Agreement through any means and for any reason pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

*Confidential material redacted and filed separately with the Commission.

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8.4         Effect of Expiration. In the event of Expiration of this Agreement for a particular Licensed Product (or Licensed Service) in a particular country pursuant to Section 8.1, the rights and licenses granted to Licensee under this Agreement with respect to the Study Data in such country shall become nonexclusive, perpetual, irrevocable, and royalty-free.

8.5         Survival. Sections 4.7, 5.1, 5.2, 5.3, 7.4, 8.3, 8.4, 8.5, Article 10, Article 11, Article 12, Sections 14.2, 14.4, 14.7, and 14.10 shall survive termination of this Agreement for any reason pursuant to Section 8.2 and Expiration pursuant to Section 8.1.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

9.1         Mutual Representations and Warranties. COH and Licensee each represents and warrants as follows:

9.1.1       It has the right and authority to enter into this Agreement and all action required to be taken on its behalf, its officers, directors, partners and stockholders necessary for the authorization, execution, and delivery of this Agreement and, the performance of all of its obligations hereunder, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally;

9.1.2       Entry into this Agreement will not constitute a breach of any other agreement to which it is a party;

9.1.3       It has read this Agreement, with assistance from its counsel of choice. It understands all of this Agreement’s terms. It has been given a reasonable amount of time to consider the contents of this Agreement before each Party executed it. It agrees that it is executing this Agreement voluntarily with full knowledge of this Agreement’s legal significance; and

9.1.4       It has made such investigation of all matters pertaining to this Agreement that it deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. It agrees that it is not relying in any manner on any statement, promise, representation or understanding, whether oral, written or implied, made by any Party, not specifically set forth in this Agreement. It acknowledges that, after execution of this Agreement, it may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, it agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.

CONFIDENTIAL

9.2         Representations and Warranties of COH. COH represents and warrants that, as of the Effective Date, to the actual knowledge of the Investigator and the Director of its Office of Technology Transfer without independent inquiry, COH has the full power and authority to grant the rights, licenses and privileges granted herein.

9.3         Exclusions. Nothing in this Agreement is or shall be construed as:

9.3.1       A warranty or representation by COH that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

9.3.2       A grant by COH, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights;

9.3.3       An obligation on COH to bring or prosecute any suit or action against a third party for infringement of any of the Patent Rights;

9.3.4       An obligation to furnish any know-how not provided in Patent Rights or the Study Data; or

9.3.5       A representation or warranty of the ownership of the Patent Rights or the Study Data other than as set forth in Section 9.2, above.

9.4         DISCLAIMER. NO WARRANTY IS GIVEN WITH RESPECT TO THE PATENT RIGHTS OR THE STUDY DATA, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2, ABOVE, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 10: INDEMNIFICATION

10.1       Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless COH, its Affiliates, officers, directors, shareholders, employees and agents (“COH Indemnitees”) from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or are in any way attributable to: (i) the material breach of any representation or warranty made by Licensee under this Agreement, (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee, any of its Affiliates or a Sublicensee or any other exercise of rights under this Agreement or pursuant to any sublicense, or (iii) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or Sublicensee; in each case except to the extent that such Losses are caused directly by: (a) COH’s material breach of any representation or warranty made by COH under this Agreement, (b) COH’s material breach of its obligations under this Agreement, and/or (c) the gross negligence or willful misconduct of a COH Indemnitee.

CONFIDENTIAL

10.2       Indemnification by COH. COH shall defend, indemnify and hold harmless Licensee and its Affiliates and their respective officers, directors, shareholders, employees and agents (collectively, the “Licensee Indemnitees”) from and against any and all Losses caused directly by: (i) the material breach of any representation or warranty made by COH under this Agreement, or (ii) the gross negligence or willful misconduct of a COH Indemnitee, except to the extent that such Losses arise out of or are in any way attributable to: (a) the material breach of any representation or warranty made by Licensee under this Agreement, (b) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee or a Sublicensee, or (c) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or a Sublicensee.

10.3       Procedure. The indemnities set forth in this Article 10 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not settle the liability, claim, suit, action or expense, or otherwise admit fault of the other Party or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld). Notwithstanding the foregoing, no delay in the notification of the existence of any claim of Loss shall cause a failure to comply with this Section 10.3 as long as such delay shall not have materially impaired the rights of the indemnifying Party.

10.4       Insurance.

10.4.1     Within * ( * ) days following the Effective Date, Licensee shall procure at its sole expense and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $ * ; (ii) products/completed operations aggregate, $ * ; (iii) personal and advertising injury, $ * ; and general aggregate (commercial form only), $ * .

10.4.2     The foregoing policies will provide primary coverage to COH and shall name the COH Indemnitees as additional insureds, and shall remain in effect during the term of this Agreement and for * years following the termination or expiration of the term of this Agreement. The COH Indemnitees shall be notified in, writing by Licensee not less than * ( * ) days prior to any modification, cancellation or non-renewal of such policy. Licensee’s insurance must include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by the COH Indemnitees. Such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.

*Confidential material redacted and filed separately with the Commission.

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10.5      LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN RELATION TO LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 AND ANY BREACH BY LICENSEE OF ARTICLE 11: (I) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS, LOST BUSINESS OR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, AND (II) IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR AN AGGREGATE AMOUNT IN EXCESS OF * OF THE TOTAL CONSIDERATION PAID TO COH HEREUNDER.

ARTICLE 11: CONFIDENTIALITY

11.1       Confidential Information. During the term of this Agreement and for * ( * ) years thereafter without regard to the means of termination: (i) COH shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose to any Third Party Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose COH Confidential Information to any Third Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

11.2       Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information of the other Party as follows:

11.2.1     if required by applicable law, rule, regulation, government requirement and/or court order, provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

11.2.2     to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;

11.2.3     as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products or Licensed Services, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

*Confidential material redacted and filed separately with the Commission.

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11.2.4     to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

11.2.5     to the extent necessary, to its Affiliates, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and

11.2.6     by Licensee, to actual and potential investors, licensees, Sublicensees, consultants, vendors and suppliers, and academic and commercial collaborators, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

11.3       Certain Obligations. During the Term and for a period of * ( * ) years thereafter and subject to the exceptions set forth in Section 11.2, Licensee, with respect to COH Confidential Information, and COH, with respect to Licensee Confidential Information, agree:

11.3.1     to use such Confidential Information only for the purposes contemplated under this Agreement,

11.3.2     to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

11.3.3     to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

11.3.4     to only disclose such Confidential Information to those employees, agents and Third Parties who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

11.4        Termination. Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or to enforce or verify compliance with this Agreement, or as required by any applicable law or regulation.

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ARTICLE 12: DISPUTE RESOLUTION

All Disputes shall be first referred to a Chief Strategy Officer of COH and the President of Licensee for resolution, prior to proceeding under the other provisions of this Article 12. A Dispute shall be referred to such executives upon one Party (the “Initiating Party”) providing the other Party (the “Responding Party”) with notice that such Dispute exists, together with a written statement describing the Dispute with reasonable specificity and proposing a resolution to such Dispute that the Initiating Party is willing to accept, if any. Within ten days after having received such statement and proposed resolution, if any, the Responding Party shall respond with a written statement that provides additional information, if any, regarding such Dispute, and proposes a resolution to such Dispute that the Responding Party is willing to accept, if any. In the event that such Dispute is not resolved within * ( * ) days after the Responding Party’s receipt of the Initiating Party’s notice, either Party may bring and thereafter maintain suit against the other with respect to such Dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in Los Angeles County, California, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

ARTICLE 13: GOVERNMENTAL MATTERS

13.1       Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify COH if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

13.2       Export Control Laws. Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

13.3       Preference for United States Industry. If Licensee sells a Licensed Product in the U.S., Licensee shall manufacture said product substantially in the U.S.

ARTICLE 14: MISCELLANEOUS

14.1       Assignment and Delegation. Except as expressly provided in this Section 14.1, neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Licensee without the prior written consent of COH. Notwithstanding the foregoing, Licensee may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of that Party’s business or assets, whether by sale, merger, operation of law or otherwise and provided that such Person agrees, in form and substance reasonably acceptable to COH, to be bound as a direct party to this Agreement in lieu of or in addition to Licensee and provided further that Licensee has complied with its obligations pursuant to Section 4.4. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.

*Confidential material redacted and filed separately with the Commission.

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14.2       Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

14.3       Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

14.4       Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

14.5       Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

14.6       Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding; provided, that, such deletion does not alter the basic purpose and structure of this Agreement.

14.7       Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to COH:	with a copy to:

Office of Technology Licensing	Office of General Counsel
City of Hope	City of Hope
1500 East Duarte Road	1500 East Duarte Road
Duarte, CA 91010	Duarte, CA 91010
Attn: Chief Strategy Officer	Attn: General Counsel
Fax: 626-301-8175	Fax: 626-301-8863

Notices to Licensee:	With a copy to:

Mustang Bio, Inc.	Mustang Bio, Inc.
2 Gansevoort, 9th Floor	2 Gansevoort, 9th Floor
New York, NY 10014	New York, NY 10014
Attn: CEO	Attn: Corporate Secretary

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Either Party may change its address for notices or facsimile number at any time by sending notice to the other Party.

14.8       Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

14.9       Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

14.10      Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.11     Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy or an emailed PDF of this Agreement, including the signature pages, will be deemed an original.

14.12     Licensee Certification. Licensee certifies to COH, under penalty of perjury, that Licensee has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded health care programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not knowingly arrange or contract with any such individuals or entities during the term of this Agreement. Licensee agrees to notify COH in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of Licensee or any officer or director of Licensee. Any breach of this Section 14.12 by Licensee shall be grounds for termination of this Agreement by COH in accordance with Section 8.2.1.

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14.13     Publicity. Neither Party may issue a press releases or otherwise disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed without the prior consent of the other Party. COH may, in its sole discretion and without the approval of Licensee, publicly disclose the existence of this Agreement and the overall potential value of the Agreement to COH, so long as the detailed and specific terms and conditions of this Agreement are not disclosed. If a third party inquires whether a license is available, COH may disclose the existence of the Agreement and the extent of its grant in Section 3.1 to such third party, but will not disclose the name of the Licensee, except where COH is required to release information under either the California Public Records Act or other applicable law. Notwithstanding the foregoing, COH may disclose an unredacted copy of this Agreement as required under applicable law and other obligations as applicable to the CIRM Grant.

14.14     No Third Party Beneficiaries. Except for the rights of the COH Indemnities pursuant to Article 10, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

*      *      *      *      *

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

MUSTANG BIO, INC.	CITY OF HOPE

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIA A

CTA

CONFIDENTIAL

INVESTIGATOR-INITIATED
CLINICAL RESEARCH SUPPORT AGREEMENT

This Investigator-Initiated Clinical Research Support Agreement (this “Agreement”) is made as of [___________________] 2017 (“Effective Date”) by and between City of Hope National Medical Center (collectively, “Institution”), and [INSERT] (“Corporation”). The Institution and Corporation are each referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS

A.	This Agreement is entered into to support the research and promote an increase in the useful clinical and scientific knowledge related to the Investigator-sponsored study conducted under an Institutional Review Board-approved, investigator-initiated protocol entitled: “[INSERT]” (the “Study”).

B.	[INSERT RELEVANT FUNDING INFORMATION, IF APPLICABLE].

AGREEMENT

In consideration of the above, and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties further agree as follows:

1.	DEFINITIONS:

a.	“Institution Personnel” means Institutions’ employees and medical staff performing Study activities hereunder.

b.	“Inventions” means all inventions (whether patentable or not), discoveries and innovations, conceived and reduced to practice by Institution Personnel in connection with the performance of the Protocol under this Agreement.

c.	“Investigator” means [INSERT].

d.	“Protocol” means the Study protocol entitled: “[INSERT]”, which has been approved by Institution’s designated Institutional Review Board (“IRB”), including all amendments thereto.

2.	SCOPE OF WORK: Institution agrees to perform the above titled Study in accordance with the Protocol attached to this Agreement and incorporated herein by reference. Institution shall ensure that such Study is performed in compliance with all applicable federal, state, and local statutes and regulations, with all Institutional requirements, and with all Protocol requirements, including those relating to the documentation and submission of information and reports to regulatory entities, including the FDA and Institution’s designated IRB, and with this Agreement. Institution agrees and acknowledges that Corporation’s support for the Study is not being used to reward Institution’s support for any Corporation activities or to influence prescribing or formulary decisions at Institution.

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3.	TERM: The term of this Agreement will commence as of the Effective Date and will end upon delivery of a final study report for the Study from Institution to Corporation, unless terminated earlier as provided herein.

4.	PAYMENT AND SUPPORT:

a.	Fees: In consideration for the Study performed by Institution, Corporation shall be responsible for the payment schedule in accordance with Exhibit A-1 and Exhibit A-2. Checks shall be made payable to: City of Hope National Medical Center and sent to: 1500 East Duarte Road, Duarte, California 91010, Attention: Office of Clinical Trials Support Services. The Parties acknowledge that the fees set forth on Exhibits A-1 and A-2 are applicable to any subjects enrolled under the Protocol, without regard to specific stratum and/or strata that such subject may have been enrolled or will enroll.

b.	Termination for nonpayment: In the event that Corporation fails to pay the initial payment or subsequent invoices in full as and when due under Exhibit A-I and Exhibit A-2 (including any extension terms), Corporation and/or Institution shall have the right to terminate this Agreement (and such payment obligation) upon a * ( * ) day notification to the other Party, if such invoice is not paid within such * (*) day notice period.

c.	Breach for nonpayment: In the event Institution does not receive either full payment or a timely termination notice as described in Section 4(b), then Corporation shall owe to Institution a penalty of * dollars ($ * ) per week until either full payment or a termination notice is received. The penalties described in this section shall automatically begin to accrue the first Monday following the failure to fully pay the amounts owed or receipt of a timely termination notice. In the event that Corporation remits payment following Corporation’s sending of a termination notice, Corporation shall continue to be responsible for the penalties as described in this section up until the date the notice is received. Corporation shall pay any penalties within * ( * ) days of the day that the penalties began to accrue. Should such penalties be required, checks shall be made payable to: City of Hope National Medical Center and sent to: 1500 East Duarte Road, Duarte, California 91010, Attention: Office of Clinical Trials Support Services. Any payments made towards penalties, as described in this section, shall be nonrefundable.

5.	CONFIDENTIAL INFORMATION:

a.	For purposes of this Agreement, the term “Confidential Information” shall mean all written or oral information relating to the Study, including but not limited to Inventions; Study Data; know-how; technical and nontechnical materials; and compound samples and specifications, which Institution may disclose, or have disclosed on its behalf to Corporation pursuant to or related to the subject matter of this Agreement.

*Confidential material redacted and filed separately with the Commission.

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b.	Confidentiality: Corporation agrees to maintain Confidential Information in confidence with the same degree of care it holds its own confidential information, which shall be no less than a reasonable degree of care. Corporation will not use Confidential Information except for the exercise of its rights under this Agreement, as set forth in Sections 6 and 8. Corporation will disclose Confidential Information only to its and its affiliates’ officers, consultants and employees directly concerned with the Study that are subject to written obligations of confidentiality sufficient to ensure Corporation’s compliance with its confidentiality obligations hereunder, and (except as expressly permitted hereunder) will not disclose Confidential Information to any other third party nor use Confidential Information for any purpose, provided that Corporation shall be free to disclose Confidential Information as reasonably necessary to exercise its rights hereunder, provided such disclosure is, to the extent commercially reasonable, subject to obligations of confidentiality comparable to those set forth in this Section 5.

c.	Exceptions to Confidentiality: Corporation’s obligation of nondisclosure and the limitations upon the right to use Confidential Information shall not apply to the extent that Corporation can demonstrate that such Confidential Information: (a) is now, or hereafter becomes, through no act or failure to act on the part of Corporation, generally known or available to the public; (b) was known, without obligation of confidentiality, by Corporation before generation hereunder by Institution; (c) is hereafter rightfully obtained by Corporation from a third party, without breach by the third party of any obligation to Institution; or (d) is independently developed by or on behalf of Corporation without use or benefit of or reference to Confidential Information by persons who had no access to such Confidential Information. Corporation may disclose Confidential Information if and to the extent that a disclosure thereof is required by applicable law, rule, or regulation, provided that Corporation uses reasonable efforts to limit the disclosure by means of a protective order or a request for confidential treatment and, to the extent reasonably practicable, provides Institution a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

d.	HIPAA: Corporation will take appropriate measures to protect the confidentiality and security of all protected health information (as such term is defined in the Health Insurance Portability and Accountability Act) that it receives from Institution in connection with the Study. If, in connection with the Study or performance of this Agreement, Corporation comes into contact with individually identifiable health information relating to patients who are not Study subjects, Corporation agrees to maintain the confidentiality of such information, not use it for any purpose, immediately notify Institution and cooperate with Institution to return or destroy any such information. If Corporation is permitted to receive any individually identifiable information of Study subjects under the applicable informed consent form, Corporation shall only use and disclose such information as necessary for the Study and shall promptly notify Institution of any unauthorized use or disclosure. The obligations in this paragraph shall survive the termination of this Agreement indefinitely.

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e.	Survival: All obligations regarding Confidential Information under this Agreement shall survive the termination of this Agreement.

6.	USE OF DATA: Corporation acknowledges that Institution owns all results, data, analyses, reports, and other documentation resulting from, or generated in the course of or with respect to, the performance of the Study as set forth in the Protocol (collectively, “Study Data”); provided, that Corporation shall have the right to use Study Data solely relating to [INSERT] used in connection with the Protocol and in accordance with [INSERT LICENSE: AGREEMENT] (the “License”).

7.	REPORTS: Institution shall furnish to Corporation a comprehensive written report within 60 days after the completion of the Study. For the avoidance of doubt, such report, is considered Confidential Information subject to Section 5 of this Agreement. Failure by Institution to furnish such report to Corporation in a timely manner shall constitute a material breach of this agreement.

8.	PUBLICATION: Institution and Corporation recognize the traditional freedom of all scientists to publish and present promptly the results of their research. Institution and Corporation also recognize that patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications and that confidential information can thereby be inadvertently disclosed. Therefore, Institution shall submit all proposed publications arising from research under this Agreement to Corporation before submission to a publisher for review. Corporation shall have thirty (30) days in which to review the publication, which may be extended for an additional sixty (60) days when Corporation discloses to Institution a reasonable need for such extension in order to file for patent protection.

9.	INVENTIONS & INTELLECTUAL PROPERTY: Ownership of all Inventions shall follow inventorship in accordance with U.S. patent law. Institution shall promptly notify Corporation in writing and in reasonable detail of any Inventions solely relating to [INSERT] used in connection with the Protocol. Institution and Corporation agree that Corporation’s rights to such Inventions shall be subject to the License. Notwithstanding the foregoing provisions, nothing in this Agreement is intended to, or should be construed to, conflict with federal law (including any Bayh-Dole or NIH obligations) or [INSERT FUNDING SOURCE, IF APPLICABLE] obligations that may arise with respect to Inventions resulting from research funded hereunder. Federal law or applicable law shall govern in the event of any inconsistency with this Section 9.

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10.	INDEMNIFICATION:

a.	Institution shall indemnify and hold Corporation and its (and its affiliates’) directors, officers, agents, contractors and employees harmless from any claim, liability, loss or demand arising from (i) the negligence, recklessness or willful misconduct of Institution or any Institution Personnel in the conduct of the Study, and (ii) Institution’s or any Institution Personnel’s failure to comply with any applicable law or regulations in the conduct of the Study.

b.	Corporation agrees to indemnify and hold Institution, its affiliates, and their respective directors, officers, agents, medical staff, contractors and employees, including Investigator, harmless from any claim, liability, loss or demand arising from (i) Corporation’s use of the results of the Study; (ii) any breach of this Agreement by Corporation or any of its agents, contractors or employees; (iii) the negligence, recklessness or willful misconduct of Corporation or any of its agents, contractors or employees in connection with the Study or this Agreement; and (iv) Corporation’s or any of its agents’, contractors’ or employees’ failure to comply with any applicable law or regulations.

c.	The obligations of each Party under this Section are subject to: prompt notification to the indemnifying party by the indemnified party of any claim or suit; full control by the indemnifying party of any disposition or settlement of said claim or suit; and cooperation by the indemnified party with the indemnifying party regarding such disposition or settlement; provided, however, that, without the indemnified party’s prior written approval (such approval not to be unreasonably withheld), the indemnifying party shall not settle or compromise any such claim or suit if such settlement or compromise would result in an admission of liability or wrongdoing or impose any obligation on the indemnified party.

11.	TERMINATION:

a.	If any Party breaches any material provision in this Agreement, the other Party may terminate this Agreement if the breaching Party does not cure the breach to the non-breaching Party’s reasonable satisfaction within * ( * ) days after written notice to the breaching Party of the same. Such right of termination shall be in addition to any other rights the terminating Party may have, at law or equity, pursuant to this Agreement or otherwise.

b.	Each Party may terminate this Agreement as noted in Section 4.

c.	Each Party shall be entitled to terminate this Agreement at any time upon * ( * ) days’ written notice to the other Party.

d.	Each Party reserves the right to terminate this Agreement at any time effective immediately (i) if the authorization and approval to conduct the Study is withdrawn by the FDA, IRB, or other regulatory authority, or (ii) for bona fide safety concerns.

*Confidential material redacted and filed separately with the Commission.

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e.	In the event of termination (other than a termination by Corporation pursuant to Section 11(a) hereof), Corporation will reimburse the Institution for all actual costs and non-cancelable commitments properly incurred prior to receipt of notice of termination in the performance of the Study consistent with this Agreement. Any payments made by Corporation to Institution shall be nonrefundable.

12.	NOTICES: All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by email, sent by a nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below or to such other addresses as each of the Parties may otherwise request. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile or email on a business clay, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the fifth business day following the date of mailing, if sent by mail.

If to Corporation:	[INSERT]

If to Institution for contract	City of Hope National Medical Center
or administrative matters:	1500 East Duarte Road
Duarte, California 91010
Attn: Office of Clinical Trials Support Services
Tel: 626-256-4673, ext. 64284
Email: CTSS-E@coh.org

If to Investigator for clinical	[INSERT]
or technical matters:	1500 East Duarte Road
Duarte, California 91010
Tel: [INSERT]
Email: [INSERT]

13.	RELATIONSHIP OF THE PARTIES: The execution of this Agreement shall not confer upon the Parties any interest or benefits other than those specifically set forth herein. In making and performing this Agreement, the Parties shall act at all times as independent entities, and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Corporation and Institution, Investigator, or Institution’s officers, employees, consultants or agents. Except as specifically provided herein, at no time shall either Party make commitments or incur any charges or expenses for or in the name of the other Party.

14.	INDEPENDENT RESEARCH: Nothing in this Agreement shall be construed to limit the freedom of Institution or Investigator or other individuals participating in this Study, whether paid under this Agreement or not, to engage in research similar or competitive to the Study independently under other grants, contracts or agreements with parties other than Corporation. The Parties agree that, by executing this Agreement or performing hereunder, Institution and Investigator are not transferring or delegating any legal or regulatory obligations they may have under applicable law as the sponsors of such Study or holder of any IND or similar authorization to conduct such Study, and that, except as explicitly set forth in this Agreement, Corporation shall have no obligations or liabilities with respect to the Study or the performance thereof.

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15.	SURVIVAL: Expiration or termination of this Agreement by any Party shall not affect the rights and obligations of the Parties accrued prior to the effective date of the expiration or termination. The provisions of Sections 1, 5, 9, 10, 15, 16, 17 and 21 shall survive the termination or expiration of this Agreement for any reason.

16.	COMPLIANCE WITH LAWS: All parties shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority in performing the Study including, without limitation, all U.S. Food and Drug Administration regulations relating to Good Clinical Practice and clinical trials,

17.	HUMAN SUBJECTS RESEARCH PROTECTION: In the event of a Research Injury (as defined, below), Institution will make medical care available to Study subjects, when appropriate, as further set forth in the informed consent document approved by the IRB for this Study. “Research Injury” as used herein shall mean injury or illness sustained by a Study subject to the extent that such injury or illness is directly related to a Study procedure or the Study Drug.

18.	REPRESENTATIONS AND WARRANTIES: The Institution and Corporation each represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) it has the right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder; (iii) this Agreement is a legal, valid and binding agreement of the Party and enforceable against it; (iv) the execution and delivery of this Agreement will not, to each Party’s knowledge, violate any statute, regulation or any other restriction upon the Party; and (v) it has secured all requisite authorizations and approvals necessary for the execution, delivery and performance of this Agreement. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ALL STUDY DATA AND INVENTIONS PROVIDED, SUBMITTED OR GENERATED HEREUNDER BY THE INSTITUTION OR INSTITUTION PERSONNEL (INCLUDING WITHOUT LIMITATION THE INVESTIGATOR) IS PROVIDED, SUBMITTED OR GENERATED, AS APPLICABLE, “AS-IS” WITH NO WARRANTY OF ANY KIND, AND ALL SUCH WARRANTIES THEREIN, WHETHER STATUTORY, EXPRESS OR IMPLIED (AND INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS), ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW. THE PARTIES ACKNOWLEDGE THAT THE STUDY IS EXPERIMENTAL AND THE INSTITUTION DISCLAIMS ANY WARRANTY THAT IT WILL BE ABLE TO COMPLETE THE STUDY AS CONTEMPLATED BY THE PROTOCOL OR THAT THE STUDY WILL BE SUCCESSFUL. EXCEPT WITH RESPECT TO ANY INDEMNIFICATION OBLIGATIONS OF INSTITUTION AS SET FORTH IN THIS SECTION, (I) THE INSTITUTION SHALL HAVE NO LIABILITY TO CORPORATION FOR ANY LOST PROFITS, LOST OPPORTUNITIES, OR CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, AND (II) THE INSTITUTION’S MAXIMUM LIABILITY TO CORPORATION SHALL NOT EXCEED THE AMOUNTS PAID BY CORPORATION TO THE INSTITUTION UNDER THIS AGREEMENT.

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19.	DEBARMENT: Corporation hereby certifies to Institution under penalty of perjury, that Corporation has not been convicted of a criminal offense related to health care and is not currently debarred, excluded or otherwise ineligible for participation in federally funded health care programs. Corporation agrees to notify Institution in writing immediately of any threatened, proposed or actual conviction relating to health care, or any threatened, proposed or actual debarment or exclusion from participation in federally funded health care programs, of the Corporation. Corporation will not employ or contract with individuals or entities excluded from participation in a federally funded program. Any breach of this section of this Agreement by Corporation shall be grounds for immediate termination of this Agreement by Institution.

20.	PUBLICITY: Neither Party shall publicly use the other Party’s name, nor issue any public statement about this Agreement or the Study, without the prior written permission of the other Party (which permission shall not be unreasonably withheld), except as required by law (and, in such case, only with prior prompt notice to the other Party); provided, however that Institution has the right to list the Study name and information on its Clinical Trials Online (CTOL) website system and, in order for the Institution to satisfy its governmental reporting obligations, it may disclose to governmental agencies the amount of support received from Corporation for the Study.

21.	ASSIGNMENT: This Agreement and all rights and obligations hereunder are personal to the Parties and may not be assigned without the express written consent of the other Party, which consent will not be unreasonably withheld or delayed.

22.	CHOICE OF LAW AND JURISDICTION: This Agreement shall be construed in accordance with the laws of the State of California. All actions arising under this Agreement shall be brought exclusively in the state and federal courts sitting in Los Angeles County, California and each of the Parties hereby agrees to submit to the exclusive venue and personal jurisdiction of such courts.

23.	FORCE MAJEURE: Failure of either Party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such Party to any liability or place such Party in breach of any term or condition of this agreement to the other Party if such failure is the result of any event beyond the reasonable control of such nonperforming Party, which may include, but is not limited to, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strike or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. Any Corporation payments made to Institution prior to an event beyond the reasonable control of such nonperforming Party shall be nonrefundable.

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24.	WAIVER: The failure of a Party to enforce any breach or provision of this Agreement shall not constitute a continuing waiver of such breach or provision and such Party may at any time thereafter act upon or enforce such breach or provisions of this Agreement. Any waiver of breach executed by either Party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.

25.	TIME IS OF THE ESSENCE: Time is of the essence with respect to the performance of this Agreement and each of its terms.

26.	FURTHER INSTRUMENTS AND ACTS: Each Party shall execute and deliver such further instruments and do such further acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.

27.	SEVERABILITY: If any clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

28.	COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

29.	ENTIRE AGREEMENT: This Agreement, including any exhibits and appendices attached hereto, sets forth the entire agreement between Corporation and Institution as to its subject matter, and supersedes any and all other discussions, negotiations and representations of any kind by and among the Parties. None of the terms of this Agreement shall be amended except in writing signed by both Parties; provided, however, that the Protocol may be amended by Institution as reasonably necessary. Institution shall promptly provide to Corporation a copy of any Protocol amendment. If there is any conflict between the provisions of the final study Protocol, as it may be amended, and those of this Agreement, the provisions of this Agreement shall govern; provided, however, that the provisions of the Protocol shall govern with respect to the performance of the Study. Nothing herein shall supersede, modify, alter, amend or otherwise change each Party’s respective rights, liability or obligations under the License or the Sponsored Research Agreement.

Signature page follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized representatives as of the Effective Date.

Corporation	Institution

By:	By:

Name:	Name: Ashley Baker Lee

Title:	Title: SVP, Research Operations

As Investigator to this Agreement, I attest that I have read the Agreement in its entirety, and that I consent to the terms herein:

Investigator

By:

Name: [INSERT]

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EXHIBIT A-1

CITY OF HOPE NATIONAL MEDICAL CENTER PAYMENT TERMS

Unless otherwise specified, the amounts below are payable by Corporation (or its designee) to Institution pursuant to Section 4 of the Agreement, and will be made as follows:

Initial Payment to Institution:

Within seven (7) days of execution of this Agreement, Corporation will pay to Institution a one-time, non-refundable payment in the sum of [INSERT], the total initial start-up fees payment due pursuant to this Agreement.

If the Study is terminated and the termination is not the result of i) the Institution’s failure to enroll any eligible subjects according to the terms of the Agreement or ii) a violation by the Institution of the Agreement, the Protocol or any applicable laws or regulations, then Corporation shall reimburse Institution for the actual start-up costs incurred up to the date of termination.

Invoiceable Payments to Institution:

After Initial Payment has been made, subsequent payments for costs associated with the screening and evaluation of the patient prior to the initiation of treatment shall be invoiced to Corporation.

Payment Timing and Invoicing:

With respect to the invoiceable payments to Institution outlined in Exhibit A-2, Institution shall submit an invoice every quarter to Corporation for those costs. Corporation shall have thirty (30) days in which to pay those costs.

Invoice Information:

The Institution will reference do [INSERT] as invoicee, and invoices must be made out to the following (do not send invoices here):

ALL STUDY INVOICES ARE TO BE SENT TO [INSERT] AT ADDRESS BELOW.

Invoices must contain an accurate itemization of all fees, supporting documentation, site invoice reference number, PO number (if available), and must specify the following information:

Reference:	[INSERT]

Attention:	[INSERT]

Original invoices pertaining to this Study should be submitted for reimbursement as follows:

Email (preferred):	[INSERT]

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Paper Invoices:	[INSERT]

For invoicing questions, please contact the following:

Attention:	[INSERT]

Email:	[INSERT]

Phone Number:	[INSERT]

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EXHIBIT A-2

[CITY OF HOPE NATIONAL MEDICAL CENTER BUDGET]

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